Exhibit 10.1

Collaboration Agreement

This Collaboration Agreement (“Agreement”) is entered into as of April 3, 2020 (the “Effective Date”) by and between Tauriga Sciences Inc. (“Tauriga”) and Aegea Biotechnologies Inc. (“Aegea”) for the purpose of together developing a Rapid, Multiplexed Novel Coronavirus (COVID-19) Point of Care Test with Superior Sensitivity and Selectivity (the “SARS-Col 2 Test”).

Whereas, the parties believe that the benefits of the SARS-CoV-2 Test are as follows: A Rapid SARS-CoV-2 test with unprecedented sensitivity and specificity will eliminate false negatives and false positives and has the ability to detect and measure viral shed, even in patients who are asymptomatic. This will directly help minimize and contain disease spread throughout the global community as the world (global economy) attempts to return to normal functioning over the next 6-18 months. Moreover, this SARS-CoV-2 test would use Aegea’s patented technologies, including Selector Technology, to take coronavirus testing to the next level by differentiating different strains of SARS-CoV-2. The test would be adaptable to additional SARS-CoV-2 strain types as necessary and as the virus mutates. It also could rapidly be customized to provide similarly sensitive and specific assays for other viruses, current or future.

AND WHEREAS, the Corporate Website for each party are as follows:

Tauriga Sciences Inc. (www.tauriea.com) & (www.taiirigum.com)

Aegea Biotechnologies, Inc. (httns://www.aeeeabiotcch.com)

NOW. THEREFORE, for good and valuable consideration, the receipt and adequacy of which hereby acknowledged, the Parties agree as follows’

A.	Tauriga General Obligations to Aegea:

Tauriga has an ATM-Like Facility of $5,000,000 ELOC for a 3-year duration beginning on March 16, 2020 (the “ATM Facility”) and will raise funding from this ATM Facility for the purposes set forth in this Agreement.

For purposes of this Agreement, “Net Proceeds” refers to the amount of funds Tauriga nets after its commissions and fees are deducted from each ELOC Tranche (estimated at approximately 88% of gross proceeds, which is deemed as Net proceeds)

1) Seventy percent (70%) of the Net Proceeds from the sale of the initial 10,000,000 shares of stock of Tauriga using the ATM Facility will be transferred to Aegea and invested in Aegea and used to purchase common stock of Aegea, pursuant to the terms of the Stock Purchase Agreement in the form attached hereto as Exhibit A (the “Stock Purchase Agreement”) at a purchase price Four Dollars ($4.00) per share.

2) After the sale of the initial 10,000,000 shares of Tauriga using the ATM Facility, Twenty percent (20%) of all subsequent Net Proceeds generated using the ATM Facility shall be transferred by wire transfer to Aegea for the purchase of additional shares of common stock of Aegea pursuant to the terms of the Stock Purchase Agreement.

3) Tauriga’s investment bank (Tangiers Global, LLC) will provide statements of all using the ATM Facility directly to Aegea’s Chief Business Officer (Dr. Stella Sung) at the same time it provides the statements to Tauriga’s CEO (Mr. Seth Shaw). Tauriga will wire to Aegea agreed upon amount of all such Net Proceeds (70% of the initial 10,000,000 shares and thereafter) within one business day of Tauriga’s receipt of any such proceeds from such sales of stock of Tauriga.

4) This Agreement will commence on the Effective Date and will continue indefinitely, unless amended or terminated by mutual written agreement by both parties.

5) Tauriga shall make available to Aegea, its entire rolodex and infrastructure, for the benefit of the Co-Development of the SARS-CoV-2 Test.

6) Tauriga shall issue to Aegea 5,000,000 shares Tauriga common stock within 90 days of the Effective Date of this Agreement (Rule 144 Date shall begin from the date of execution of Agreement).

B.	Aegea General Obligations to Tauriga:

1) The common stock in Aegea shall be acquired by Tauriga, as each Tranche of Cash (generated by Tauriga via the $5,000,000 ELOC is completed). Aegea agrees to sell the common stock to Tauriga at a price of $4.00 per share (which corresponds to a current pre-money valuation of Aegea of $25 million) for each Tranche of Cash, up to the first $2 million of Tauriga investment in Aegea. The Aegea agreed upon valuation will be re-negotiated by the parties after the first $2 million of Tauriga investment is received by Aegea.

2) On an annual basis, Aegea shall provide Tauriga with a pro rata share of Aegea’s net profits from all sales of the SARS-Cov-2 Test (such pro-rata share shall be based upon Tauriga’s equity ownership in Aegea at the end of each such year). Tauriga’s pro rata share of net profits from SARS-CoV-2 Tests will be wired within 60 days from the end of the relevant calendar year.

3) Best Efforts Basis - Aegea shall help Tauriga apply Aegea’s intellectual property (invented by Dr. Lyle Arnold) and know how to improve the bioavailability of Tauriga’s CBD products within the framework of Tauriga’s existing core business(es).

4) Aegea will draft the (joint) press release announcing the Tauriga/Aegea collaboration for developing the next generation coronavirus test. Tauriga will have the opportunity to review and approve the press release prior to distribution. The announcement will highlight the patented science and explain how the technology can elevate coronavirus testing to a new level of sensitivity and specificity, and the potential global health benefit. All future press releases and public communications that mention the Tauriga/Aegea coronavirus collaboration will also be drafted by Aegea (to ensure scientific accuracy), and Tauriga will have the opportunity to review and approve such press releases prior to distribution.

C.	Intellectual Property. Each party acknowledges and agrees that each party is the sole and exclusive owner of their respective Intellectual Property Rights (“IP Rights”) existing as at the Effective Date (“Pre-existing IP Rights”) in addition to any modification, derivative or improvement in any Pre-existing IP Rights. Other than specifically provided in this Agreement, neither party shall transfer to the other party any right to any of a party’s Pre-Existing IP Rights.

D.	Additional Provisions. The parties agree that the Additional Provisions attached hereto as Exhibit B shall be incorporated into this Agreement.

IN WITNESS WHEREOF, each party has caused this Collaboration Agreement to be executed and effective as of the Effective Date first written above.

Aegea Biosciences Inc,		Tauriga Sciences, Inc

By:		By:
	President		Seth Shaw, CEO

By:
Board Member

By:
Board Member

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